Exhibit 99.1

For immediate release	For more information, contact:

Investor Relations (972) 699-4055 Email: investor@furmanite.com
FURMANITE CORPORATION REPORTS SECOND QUARTER 2011 RESULTS
Revenues Up 7%; Net Income Increased to $5.1 million; Earnings per Share to $0.14
DALLAS, TEXAS (August 9, 2011) — Furmanite Corporation (NYSE: FRM) today reported results for the quarter ended June 30, 2011. Revenues were up 7% to $83.0 million, compared with $77.5 million for the second quarter 2010. Net income for the quarter increased to $5.1 million. This compares with net income for the prior year second quarter of $3.6 million, which included net-of-tax restructuring costs of $797,000. Foreign currency fluctuations favorably impacted the company’s second quarter 2011 revenues, operating income and net income by approximately $5.3 million, $507,000 and $94,000, respectively, for the quarter. Earnings per share (diluted) were $0.14 for the second quarter 2011 compared with $0.10 in the second quarter of 2010.
“We are pleased to be reporting one of our best ever revenue quarters under market conditions which continue to be very average overall,” said Charles R. Cox, chairman and CEO of Furmanite Corporation. “Our primary focus going forward continues to be on preparing the company for future growth while maintaining the operating efficiency gained from last year’s restructuring program.”
Joseph Milliron, Furmanite President and COO, said: “The core success of our performance this quarter was the result of our sales staff, support group and our technicians embracing teamwork and collaboration. We had no help from large, one-off projects this quarter. Contribution from the Americas’ region provided a significant portion of the quarter’s improvement and EMEA

2435 North Central Expressway, Suite 700 Richardson, Texas 75080 972-699-4055

second quarter revenues were up almost 16%. All in all, company-wide, the second quarter was a result of lots of hard work.”
ABOUT FURMANITE CORPORATION
Furmanite Corporation (NYSE: FRM) is a worldwide technical services firm. Headquartered in Dallas, Texas, Furmanite, one of the world’s largest specialty technical services companies, delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global operations serve a broad array of industry sectors, including offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 75 offices on six continents. The company recently expanded its global capabilities to deliver specialized solutions for large-scale equipment or operations through the acquisition of Self Leveling Machines International Pty Ltd. and Self Leveling Machines, Inc. (collectively “SLM”), based in Melbourne, Australia, and Houston, Texas. For more information, visit www.furmanite.com.
Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors could affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

FURMANITE CORPORATION
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)
(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
Revenues	$83,009	$77,513	$156,063	$143,948

Costs and expenses:
Operating costs	56,425	51,922	106,868	97,584
Depreciation and amortization expense	2,198	1,572	4,073	3,121
Selling, general and administrative expense	17,779	18,493	34,690	37,256

Total costs and expenses	76,402	71,987	145,631	137,961

Operating income	6,607	5,526	10,432	5,987

Interest income and other income (expense), net	120	(246)	242	96

Interest expense	(255)	(241)	(495)	(482)

Income before income taxes	6,472	5,039	10,179	5,601

Income tax expense	(1,326)	(1,479)	(1,007)	(1,650)

Net income	$5,146	$3,560	$9,172	$3,951

Earnings per common share — Basic	$0.14	$0.10	$0.25	$0.11

Earnings per common share — Diluted	$0.14	$0.10	$0.25	$0.11

FURMANITE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30,	December 31,
	2011	2010

Cash	$30,855	$37,170
Trade receivables, net	74,014	63,630
Inventories	26,168	24,366
Other current assets	5,769	5,951

Total current assets	136,806	131,117

Property and equipment, net	35,189	30,720
Other assets	25,456	20,264

Total assets	$197,451	$182,101

Total current liabilities	$43,113	$42,936
Total long-term debt	32,855	30,085
Other liabilities	11,189	10,992
Total stockholders’ equity	110,294	98,088

Total liabilities and stockholders’ equity	$197,451	$182,101

FURMANITE CORPORATION
CONDENSED CONSOLIDATED CASH FLOWS
(in thousands)
(Unaudited)

	For the Six Months Ended
	June 30,
	2011	2010

Net income	$9,172	$3,951

Depreciation, amortization and other non-cash items	3,672	4,297
Working capital changes	(14,807)	(7,729)

Net cash (used in) provided by operating activities	(1,963)	519

Capital expenditures	(1,579)	(3,451)
Acquisition of assets and business	(4,029)	(350)
Proceeds from sale of assets	105	195
Payments on debt	(69)	(99)
Issuance of common stock	126	—
Effect of exchange rate changes on cash	1,094	(1,094)

Decrease in cash and cash equivalents	(6,315)	(4,280)

Cash and cash equivalents at beginning of period	37,170	36,117

Cash and cash equivalents at end of period	$30,855	$31,837

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